Exhibit 99.1

Fifth Street Finance Corp. Announces Quarter Ended December 31, 2016 Financial Results

GREENWICH, CT, February 9, 2017 - Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC" or "we") today announced its financial results for the first fiscal quarter ended December 31, 2016.

First Fiscal Quarter 2017 Highlights

•	Net investment income of $23.3 million, or $0.16 per share;

•	Net asset value per share of $7.31;

•	Closed $118.3 million of new investments; and

•	Repurchased 2.3 million shares of common stock in the open market at an aggregate cost of $12.5 million, bringing the total amount repurchased during calendar year 2016 to $50.0 million and resulting in NAV accretion of $0.18 per share.

“Since assuming the role of CEO in January, the FSC team and I have worked diligently to create a comprehensive strategic plan centered on improving performance and creating long-term value for our stockholders,” stated Patrick J. Dalton, FSC's Chief Executive Officer.  “Looking ahead, we are focused on enhancing operating and investment performance, generating NAV stability, optimizing our borrowing facilities and reducing leverage to within our targeted range.  To that end, we plan on repositioning our portfolio, increasing alignment through further changes to our fee structure, realigning our dividend policy and recruiting key personnel to strengthen our infrastructure.”

Portfolio and Investment Activity

FSC's Board of Directors determined the fair value of our investment portfolio at December 31, 2016 to be $2.0 billion, as compared to $2.2 billion at September 30, 2016. Total assets were $2.2 billion at December 31, 2016, as compared to $2.3 billion at September 30, 2016.

During the quarter ended December 31, 2016, we closed $118.3 million of investments in five new and three existing portfolio companies and funded $104.2 million across new and existing portfolio companies. This compares to closing $338.3 million of investments in six new and five existing portfolio companies, and funding $351.9 million during the quarter ended December 31, 2015. During the quarter ended December 31, 2016, we received $187.7 million in connection with the repayments and exits of 10 of our non-control investments, all of which were exited at or above par, and an additional $37.8 million in connection with other paydowns and sales of investments.

At December 31, 2016, our portfolio consisted of investments in 123 companies, 104 of which were completed in connection with investments by private equity sponsors. Our portfolio also included our investment in Senior Loan Fund JV I, LLC ("SLF JV I") and 18 investments in private equity funds. At fair value, 90.7% of our portfolio consisted of debt investments and 77.6% of our portfolio consisted of senior secured loans. Our average portfolio company debt investment size at fair value was $19.0 million at December 31, 2016, versus $19.7 million at September 30, 2016.

At December 31, 2016, SLF JV I had $318.8 million in assets, including senior secured loans to 34 portfolio companies.  The joint venture generated income of $3.8 million for FSC during the first fiscal quarter, which represented an 8.8% weighted average annualized return on investment.

Our weighted average yield on debt investments at December 31, 2016, including the return on SLF JV I, was 10.3% and included a cash component of 9.1%. At December 31, 2016 and September 30, 2016, $1.4 billion and $1.6 billion, respectively, of our debt investments at fair value bore interest at floating rates, which represented 81.0% and 80.9%, respectively, of our total portfolio of debt investments at fair value.

Results of Operations

Total investment income for the quarters ended December 31, 2016 and December 31, 2015 was $51.8 million and $65.1 million, respectively. For the quarter ended December 31, 2016, the amount primarily consisted of $43.9 million of cash interest income from portfolio investments. For the quarter ended December 31, 2015, the amount primarily consisted of $51.2 million of cash interest income from portfolio investments. For the quarter ended December 31, 2016, payment-in-kind ("PIK") interest income received in cash was in excess of PIK income accrued.

Net expenses for the quarters ended December 31, 2016 and December 31, 2015 were $28.5 million and $38.5 million, respectively. Net expenses decreased for the quarter ended December 31, 2016 as compared to the quarter ended December 31, 2015, due primarily to a $6.5 million decrease in professional fees (net of insurance recoveries) and a $3.1 million decrease in base management fees (net of waivers), which was attributable to a reduction in the size of our investment portfolio, as well as the permanent fee reduction that we agreed to with our investment adviser effective January 1, 2016.

Net realized and unrealized losses on our investment portfolio for the quarters ended December 31, 2016 and December 31, 2015 were $97.5 million and $89.5 million, respectively.

Liquidity and Capital Resources

At December 31, 2016, we had $181.0 million of cash and cash equivalents (including $1.1 million of restricted cash), portfolio investments (at fair value) of $2.0 billion, $12.3 million of interest, dividends and fees receivable, $19.5 million of payables from unsettled transactions, $210.2 million of U.S. Small Business Administration ("SBA") debentures payable (net of unamortized financing costs), $441.4 million of borrowings outstanding under our credit facilities, $405.0 million of unsecured notes payable (net of unamortized financing costs), $14.0 million of secured borrowings and unfunded commitments of $157.0 million. Our regulatory leverage ratio was 0.84x debt-to-equity, excluding the debentures issued by our small business investment company ("SBIC") subsidiaries.

At September 30, 2016, we had $130.4 million of cash and cash equivalents (including $12.4 million of restricted cash), portfolio investments (at fair value) of $2.2 billion, $15.6 million of interest, dividends and fees receivable, $210.0 million of SBA debentures payable (net of unamortized financing costs), $516.3 million of borrowings outstanding under our credit facilities, $404.6 million of unsecured notes payable (net of unamortized financing costs), $18.4 million of secured borrowings and unfunded commitments of $215.7 million. Our regulatory leverage ratio was 0.83x debt-to-equity, excluding the debentures issued by our SBIC subsidiaries.

Dividend Declaration

In addition to our previously declared monthly dividend of $0.06 per share, which is payable on February 28, 2017 to stockholders of record on February 15, 2017, our Board of Directors met on February 6, 2017 and declared the following distributions:

•	monthly dividend of $0.02 per share, payable on March 31, 2017 to stockholders of record on March 15, 2017;
•	quarterly dividend of $0.02 per share, payable on June 30, 2017 to stockholders of record on June 15, 2017; and
•	quarterly dividend of $0.125 per share, payable on September 29, 2017 to stockholders of record on September 15, 2017.

Dividends are paid primarily from distributable (taxable) income. To the extent our taxable earnings for a fiscal taxable year fall below the total amount of our dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to our stockholders. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Stock Repurchase Program

On November 28, 2016, our Board of Directors approved a common stock repurchase program authorizing us to repurchase up to $12.5 million of the outstanding shares of our common stock through November 28, 2017. During the quarter ended December 31, 2016, we repurchased 2.3 million shares of common stock in the open market at an aggregate cost of $12.5 million, bringing the total amount repurchased during calendar year 2016 to $50.0 million.

Portfolio Asset Quality

We utilize the following investment ranking system to assess and monitor our debt investment portfolio:

•	Investment Ranking 1 is used for debt investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for debt investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new debt investments are initially ranked 2.

•	Investment Ranking 3 is used for debt investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring. To the extent that the underlying agreement has a PIK interest provision, debt investments with a ranking of 3 are generally those on which we are not accruing PIK interest.

•	Investment Ranking 4 is used for debt investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Debt investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At December 31, 2016 and September 30, 2016, the distribution of our debt investments on the 1 to 4 investment ranking scale at fair value was as follows (dollars in thousands):

Investment Ranking	December 31, 2016				September 30, 2016 (2)
	Fair Value	% of Portfolio	Leverage Ratio		Fair Value	% of Portfolio	Leverage Ratio
1	$—	—%	N/A		$38,172	1.94%	3.47
2	1,579,440	89.20	4.52		1,792,896	90.79	4.51
3	95,500	5.39	NM	(1)	41,163	2.08	NM	(1)
4	95,841	5.41	NM	(1)	102,581	5.19	NM	(1)
Total	$1,770,781	100.00%	4.52		$1,974,812	100.00%	4.49

_____________

(1)                 Due to operating performance this ratio is not measurable and, as a result, is excluded from the total portfolio calculation.

(2)                 Beginning as of December 31, 2016, we have revised our investment ranking scale to include only debt investments. Accordingly, in order to make the table comparative, we revised the investment ranking table as of September 30, 2016 to exclude equity investments.

We may from time to time modify the payment terms of our debt investments, either in response to current economic conditions and their impact on certain of our portfolio companies or in accordance with tier pricing provisions in certain loan agreements. As of December 31, 2016, we had modified the payment terms of our debt investments in 14 portfolio companies. Such modified terms may include increased PIK interest rates and reduced cash interest rates. These modifications, and any future modifications to our loan agreements, may limit the amount of interest income that we recognize from the modified investments, which may, in turn, limit our ability to make distributions to our stockholders.

As of December 31, 2016, there were 11 investments on which we had stopped accruing cash and/or PIK interest or original issue discount ("OID") income that represented 7.3% of our debt portfolio at fair value in the aggregate.

Recent Developments

On December 8, 2016, our Board of Directors appointed Patrick J. Dalton as Chief Executive Officer and elected him as a member of the Board of Directors, effective January 2, 2017, succeeding Todd G. Owens. In addition, Ivelin M. Dimitrov also stepped down from his roles as President, Chief Investment Officer and a member of the Board of Directors, effective January 2, 2017.

Fifth Street Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	December 31, 2016	September 30, 2016
ASSETS
Investments at fair value:
Control investments (cost December 31, 2016: $419,048; cost September 30, 2016: $456,493)	$352,161	$388,267
Affiliate investments (cost December 31, 2016: $34,621; cost September 30, 2016: $34,955)	39,461	39,769
Non-control/Non-affiliate investments (cost December 31, 2016: $1,690,796; cost September 30, 2016: $1,792,410)	1,560,120	1,737,455
Total investments at fair value (cost December 31, 2016: $2,144,465; cost September 30, 2016: $2,283,858)	1,951,742	2,165,491
Cash and cash equivalents	179,835	117,923
Restricted cash	1,124	12,439
Interest, dividends and fees receivable	12,283	15,568
Due from portfolio companies	3,119	4,077
Receivables from unsettled transactions	—	5,346
Deferred financing costs	1,733	2,234
Insurance recoveries receivable	18,970	19,729
Other assets	106	478
Total assets	$2,168,912	$2,343,285

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$4,067	$2,533
Base management fee and Part I incentive fee payable	12,401	15,958
Due to FSC CT LLC	2,059	2,204
Interest payable	9,060	3,912
Amounts payable to syndication partners	1,784	754
Director fees payable	197	566
Payables from unsettled transactions	19,503	6,234
Legal settlements payable	18,970	19,500
Credit facilities payable	441,413	516,295
SBA debentures payable (net of $3,096 and $3,289 of unamortized financing costs as of December 31, 2016 and September 30, 2016, respectively)	210,204	210,011
Unsecured notes payable (net of $5,651 and $5,956 of unamortized financing costs as of December 31, 2016 and September 30, 2016, respectively)	405,001	404,630
Secured borrowings at fair value (proceeds December 31, 2016: $14,426; proceeds September 30, 2016: $18,929)	13,981	18,400
Total liabilities	1,138,640	1,200,997
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 250,000 shares authorized; 143,259 and 140,961 shares issued and outstanding at December 31, 2016, respectively; 143,259 shares issued and outstanding at September 30, 2016	1,433	1,433
Additional paid-in-capital	1,591,467	1,591,467
Treasury shares at cost, 2,298 at December 31, 2016	(12,500)	—
Net unrealized depreciation on investments and secured borrowings	(192,278)	(117,838)
Net realized loss on investments and secured borrowings	(329,324)	(306,228)
Accumulated overdistributed net investment income	(28,526)	(26,546)
Total net assets (equivalent to $7.31 and $7.97 per common share at December 31, 2016 and September 30, 2016, respectively)	1,030,272	1,142,288
Total liabilities and net assets	$2,168,912	$2,343,285

Fifth Street Finance Corp.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31, 2016	Three months ended December 31, 2015
Interest income:
Control investments	$4,445	$3,655
Affiliate investments	1,008	1,051
Non-control/Non-affiliate investments	38,301	46,397
Interest on cash and cash equivalents	119	63
Total interest income	43,873	51,166
PIK interest income:
Control investments	1,560	980
Affiliate investments	201	210
Non-control/Non-affiliate investments	1,076	2,104
Total PIK interest income	2,837	3,294
Fee income:
Control investments	309	842
Affiliate investments	482	8
Non-control/Non-affiliate investments	2,777	7,961
Total fee income	3,568	8,811
Dividend and other income:
Control investments	1,462	2,427
Non-control/Non-affiliate investments	20	(576)
Total dividend and other income	1,482	1,851
Total investment income	51,760	65,122
Expenses:
Base management fee	8,614	11,792
Part I incentive fee	4,063	3,651
Professional fees	1,064	6,969
Board of Directors fees	197	356
Interest expense	13,189	14,047
Administrator expense	531	600
General and administrative expenses	1,468	1,221
Loss on legal settlements	3	—
Total expenses	29,129	38,636
Base management fee waived	(61)	(96)
Insurance recoveries	(602)	—
Net expenses	28,466	38,540
Net investment income	23,294	26,582
Unrealized appreciation (depreciation) on investments:
Control investments	1,339	(14,644)
Affiliate investments	26	458
Non-control/Non-affiliate investments	(75,721)	(76,861)
Net unrealized depreciation on investments	(74,356)	(91,047)
Net unrealized (appreciation) depreciation on secured borrowings	(84)	212
Realized gain (loss) on investments and secured borrowings:
Control investments	(23,624)	—
Affiliate investments	—	—
Non-control/Non-affiliate investments	528	1,367
Net realized gain (loss) on investments and secured borrowings	(23,096)	1,367
Net decrease in net assets resulting from operations	$(74,242)	$(62,886)
Net investment income per common share — basic	$0.16	$0.18
Loss per common share — basic	$(0.52)	$(0.42)
Weighted average common shares outstanding — basic	142,853	150,263
Net investment income per common share — diluted	$0.16	$0.18
Loss per common share — diluted	$(0.52)	$(0.42)
Weighted average common shares outstanding — diluted	142,853	158,053
Distributions per common share	$0.18	$0.18

Discussion of Financial Results

We will make available an audio recording discussing our financial results at 10:00 a.m. (Eastern Time) on Thursday, February 9, 2017. Domestic callers can access the audio recording by dialing (877) 290-1655. International callers can access the audio recording by dialing +1 (531) 289-2889. All callers will need to enter the Conference ID Number 55866319 and reference "Fifth Street Finance Corp." after being connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  An archived replay of the call will be available approximately four hours after the end of the call and will be available through February 16, 2017 to domestic callers by dialing (855) 859-2056 and to international callers by dialing +1 (404) 537-3406. For all replays, please reference Conference ID Number 55866319. An archived replay will also be available online on the "Investor Relations" section of our website under the "News & Events - Calendar of Events" section. FSC's website can be accessed at fsc.fifthstreetfinance.com.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  FSC originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. FSC has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with approximately $5 billion in assets under management across multiple public and private vehicles. With a track record of over 18 years, the Fifth Street platform received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSC's website can be accessed at fsc.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSC. Words such as "believes," "expects," "seeks," "plans," "should," "estimates," "project," and "intend" indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSC's filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in the Company's operating areas. FSC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449